Exhibit 10.3
January 3, 2012

Julio A. Portalatin
[Address]
[City, State Zip Code]

Subject:    Offer of Employment

Dear Julio:

We are pleased to confirm our offer of employment to join Mercer, Inc. (“Mercer”) as its President and Chief Executive Officer. This position currently reports to the Group President and Chief Operating Officer of Marsh & McLennan Companies, Inc. (“Marsh & McLennan Companies”, and together with its subsidiaries and affiliates, the “Company”). As President and Chief Executive Officer of Mercer, you will be an executive officer of the Company as of your start date, and the Marsh & McLennan Companies Board of Directors will ratify your status as an officer of the Company at its first meeting following your start date. This position is located in New York, NY. As we have discussed, your start date is expected to be on or around February 1, 2012.

1.	Duties and Responsibilities

You will devote all of your attention and time during working hours to the affairs and business of Mercer and the Company and use your best efforts to perform such duties and responsibilities as shall be reasonably assigned to you and are consistent with your position. In addition, you agree to serve, without additional compensation, as an officer and director for any member of the Affiliated Group. For purposes of this letter agreement, the term “Affiliated Group” means Marsh & McLennan Companies and any corporation, partnership, joint venture, limited liability company, or other entity in which Marsh & McLennan Companies has a 10% or greater direct or indirect interest. You may not serve on corporate, civic or charitable boards or committees without the prior written consent of Marsh & McLennan Companies.

2.	Compensation and Benefits

Your compensation and benefits will be as set forth below and in Exhibit A.

a.
Annual Base Salary: You will receive an annual base salary of the amount set forth on Exhibit A, payable in installments in accordance with the Company’s payroll procedures in effect from time to time. Your base salary includes compensation for all time worked, as well as appropriate consideration for sick days, personal days, and other time off. Your compensation will be considered for adjustment in succeeding years as part of the Company’s normal performance management process.

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Julio A. Portalatin

b.	Vacation: You will be entitled to 5 weeks of vacation annually, prorated in your first year, in accordance with our Company policy.

c.
Annual Bonus: You are eligible for an annual bonus on the terms set forth on Exhibit A. Bonus awards are discretionary. Except as provided in this paragraph and in Section 3(a), to qualify for an annual bonus, you must remain continuously and actively employed by the Company, without having tendered a notice of resignation, through the date of the bonus payment. The annual bonus shall be paid no later than March 15 of the year following the year for which such bonus is earned. In the event of your Permanent Disability (as defined below) or death, the Company shall pay you (or your estate in the case of death) a prorated target annual bonus for the year in which your termination occurs based on the portion of the year elapsed as of the date of your termination. Any such bonus amount shall be paid within 30 days of your death. In the event of your Permanent Disability, your prorated annual bonus payment is conditioned upon, and subject to, your execution and delivery to the Company within 30 days of the date of such event a valid confidential waiver and release of claims agreement (including restrictive covenants) in a form satisfactory to the Company (the “Release”) and such Release has become irrevocable as provided therein (the “Release Date”). Payment of any such annual bonus amount shall then be paid within 30 days following the Release Effective Date.

As used in this letter agreement, “Permanent Disability” will be deemed to occur when it is determined (by Marsh & McLennan Companies’ disability carrier for the primary long-term disability plan or program applicable to you because of your employment with the Company) that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

d.
Annual Long-Term Incentive Compensation: You are eligible to participate in Marsh & McLennan Companies’ long-term incentive program with a target long-term incentive compensation award as set forth on Exhibit A. Long-term incentive awards are discretionary and are governed by terms and conditions approved by the Compensation Committee of the Marsh & McLennan Companies Board of Directors (“Compensation Committee”) as set forth in the award agreement and in Marsh & McLennan Companies’ 2011 Incentive and Stock Award Plan (or any successor plan under which the long-term incentive award is granted). In accordance with Company practice, you may be required to enter into a “Restrictive Covenants Agreement” in connection with the grant.

e.
Cash Make-up Award: You will receive a cash make-up award as set forth herein and on Exhibit A. The cash make-up award is subject to your providing the Company with documentation in respect of the forfeiture of compensation from your former employer in an amount at least equal to the value of the make-up award under this Section 2(e). You agree to provide the Company with a copy of any written termination agreement between you and your former employer and to use reasonable efforts, consistent with your

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employment with the Company, to cause your former employer to pay or distribute compensation subject to the make-up award under this Section 2(e). If, within your first year of employment, you voluntarily terminate your employment with the Company or your employment is terminated for cause (as defined in the Senior Executive Severance Plan (as defined below) which is in effect at the time of your termination), the net amount of the cash bonus already paid to you will become immediately payable by you to the Company.

f.
Deferred Stock Unit Sign-on Award: No later than at the next regularly scheduled meeting of the Compensation Committee after you join the Company, you will be recommended for an award of deferred stock units (“DSU") as set forth on Exhibit A. Once approved, awards are granted on the first calendar day of the month following your start date (or the first calendar day of the month following the approval, if later). Your award will be converted from the dollar value of the grant into DSUs based upon the average of the high and low sales prices of a share of Marsh & McLennan Companies common stock on the New York Stock Exchange one trading day prior to the effective date of the grant. The DSUs will vest on 15th of the month in which the third anniversary of the grant date occurs, subject to your continued employment, and will be subject to standard terms and conditions approved by the Compensation Committee as set forth in the award agreement and in Marsh & McLennan Companies’ 2011 Incentive and Stock Award Plan (or any successor plan under which the award is granted). In accordance with Company practice, you will be required to enter into a “Restrictive Covenants Agreement” in connection with the grant. You will receive additional information regarding these DSUs, including the terms and conditions of the award, shortly after the award is granted.

g.
Benefit Programs: You and your eligible family members will have the opportunity to participate in the employee benefit plans, policies and programs provided by the Company on such terms and conditions as are generally provided to similarly situated employees of the Company. These plans may include retirement, savings, medical, life, disability, and other insurance programs as well as an array of work/life effectiveness policies and programs. Please be aware that nothing in this letter agreement shall limit Marsh & McLennan Companies’ ability to change, modify, cancel or amend any such policies or plans. In addition, you will be eligible to participate in the Marsh & McLennan Companies Executive Financial Services Program, as in effect from time to time. We advise you to visit our benefits website (www.mmcpeoplelink.com) for a review of our benefit programs. Additional material regarding these programs will be available at your Company information session, the details of which will be sent to you under separate cover.

3.	Termination of Employment

a.
You will be designated as a “Key Employee” under the Marsh & McLennan Companies, Inc. Senior Executive Severance Pay Plan (the “Senior Executive Severance Plan”). In the event that your employment with the Company terminates for any reason, the Senior Executive Severance Plan in effect at the time of your termination will exclusively govern

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the terms under which you may be eligible to receive severance and/or other transition benefits from the Company. In the event that the reason for your termination of employment entitles you to receive severance benefits under Article 5 of the Senior Executive Severance Plan, the Company shall also pay you the earned annual bonus, if any, for the calendar year that preceded your termination to the extent not theretofore paid.

Upon the termination of your employment for any reason, you shall immediately resign, as of your date of termination, from all positions that you then hold with any member of the Affiliated Group. You hereby agree to execute any and all documentation to effectuate such resignations upon request by the Company, but you shall be treated for all purposes as having so resigned upon your date of termination, regardless of when or whether you execute any such documentation.

During the term of this letter agreement, and, subject to any other business obligations that you may have, following your date of termination, you agree to assist the Affiliated Group in the investigation and/or defense of any claims or potential claims that may be made or threatened to be made against any member of the Affiliated Group, including any of their officers or directors (a “Proceeding”), and will assist the Affiliated Group in connection with any claims that may be made by any member of the Affiliated Group in any Proceeding. You agree, unless precluded by law, to promptly inform Marsh & McLennan Companies if you are asked to participate in any Proceeding or to assist in any investigation of any member of the Affiliated Group. In addition, you agree to provide such services as are reasonably requested by the Company to assist any successor to you in the transition of duties and responsibilities to such successor. Following the receipt of reasonable documentation, the Company agrees to reimburse you for all of your reasonable out-of-pocket expenses associated with such assistance. Your request for any reimbursement, including reasonable documentation, must be submitted as soon as practicable and otherwise consistent with Company policy. In any event, your request for a taxable reimbursement, including reasonable documentation, must be submitted by the October 31st of the year following the year in which the expense is incurred. The Company will generally reimburse such expenses within 60 days of the date they are submitted, but in no event will they be reimbursed later than the December 31st of the year following the year in which the expense is incurred.

4. Restrictive Covenants

You have advised us that you have not entered into any employment, non-competition, non-poaching of employees, non-solicitation of employees or business (clients or prospects) or non-acceptance or non-servicing of business (clients or prospects) agreement with any former or current employer or any other agreement that may in any way restrict your ability to accept and perform the position offered to you (a "Restrictive Agreement"). As a condition of accepting our offer of employment, you represent that:

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(i) you are not a party to any Restrictive Agreement; and
(ii) you will not directly or indirectly , retain, take, share, disseminate, disclose or utilize, any information, documents or other materials, in any form (electronic or paper), from any current or former employer.

Please acknowledge your understanding and acceptance of these representations and conditions of your employment by separately initialing and dating this Section here
_/s/ JAP _____.

5. “At-Will Employment”

Nothing stated in this letter agreement nor in any of our prior conversations constitutes, or may be construed as, a commitment to, or contract of or for, employment for any specific duration. Your employment with the Company will be “at-will,” which means that you may leave the Company, or the Company may require you to leave its employ, for any reason, or no reason, at any time, except as otherwise provided by law. This at-will relationship will remain in effect throughout your employment with the Company and any of its successors, affiliates or related entities. Your at-will status may only be modified by a specific, express, written employment contract which is signed by you and an authorized executive of the Company.

6. Code of Conduct & Ethics

As a condition of our offer of employment, as well as your continued employment by the Company, you must read, understand and abide by all applicable Marsh & McLennan Companies, Inc. compliance policies found on the Marsh & McLennan Companies’ compliance website (www.compliance.mmc.com), as updated from time to time, including but not limited to The Marsh & McLennan Companies Code of Conduct, The Greater Good.  You must complete any required online compliance training for your position within 30 days of your start date or within 30 days after it becomes available. In addition, you understand that you must complete any and all additional compliance training that the Company determines is appropriate for your position during the course of your employment.

7. Credentialing

The Company supports continuing professional education. If you hold a professional license or certification, you acknowledge that you understand the obligations and the specific code of professional ethics associated with this license or certificate and agree to perform your duties in accordance with these standards. In addition, you acknowledge your responsibility to maintain any job-related licenses or certificates in accordance with the requirements issued by the applicable regulatory body or bodies. The Company agrees to reimburse you for the fees you incur during your employment with the Company in maintaining such licenses or certificates applicable to your position. You must submit your fees within 60 days after the date

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they are incurred. The Company will generally reimburse such fees within 60 days of the date they are submitted, but in no event will they be reimbursed later than December 31st of the year following the year in which the fee was incurred.

8. Pre-employment Requirements
Please note that this letter agreement and your continued employment by the Company are contingent upon the satisfactory completion of reference and background checks and the submission of proper authorization to work in the United States. Please also be aware that once you advise us that you have resigned from your current position, current employer information will be verified as part of this process. You will not be able to begin work until we have satisfactorily completed these pre-employment requirements. An application for employment and a Fair Credit Reporting Act Disclosure and Authorization Statement are enclosed and must be returned to Orlando Ashford at 1166 Avenue of the Americas, New York, NY 10036.

9. Miscellaneous

a.    Notices. Notices given pursuant to this letter agreement shall be in writing and shall be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) telecopy, (iii) registered or certified mail, return receipt requested, postage prepaid, or (iv) such other method of delivery as provides a written confirmation of delivery. Notice to the Company shall be directed to:

Peter J. Beshar
Executive Vice President & General Counsel
Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, NY 10036

Notices to or with respect to you will be directed to you, or in the event of your death, your executors, personal representatives or distributees, at your home address as set forth in the records of the Company.
b.    Assignment of this Agreement. This letter agreement is personal to you and shall not be assignable by you without the prior written consent of Marsh & McLennan Companies. This letter agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns. Marsh & McLennan Companies may assign this letter agreement, without your consent, to any member of the Affiliated Group or to any other respective successor (whether directly or indirectly, by agreement, purchase, merger, consolidation, operation of law or otherwise) to all, substantially all or a substantial portion of the business and/or assets of Mercer or the Company, as applicable. If and to the extent that this letter agreement is so

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assigned, references to “Mercer” or the “Company” throughout this letter agreement shall mean Mercer or the Company as hereinbefore defined and any successor to its business and/or assets as applicable.

c. Merger of Terms. This letter agreement supersedes all prior discussions and agreements between you and the Company or any member of the Affiliated Group with respect to the subject matters covered herein.

d. Indemnification. The Company shall indemnify you to the extent permitted by its bylaws with respect to the work you have performed for, or at the request of, the Company or any member of the Affiliated Group (as such term is defined in Section 1 above) during the term of this letter agreement.

e. Governing Law; Amendments. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. This letter agreement may not be amended or modified other than by a written agreement executed by you and an authorized employee of Marsh & McLennan Companies.

f. Choice of Forum. The Company and you each hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York state court or federal court of the United States of America sitting in the State of New York, and any appellate court thereof, in any action or proceeding arising out of or relating to this letter agreement or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in such federal court. The Company and you agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

g. Severability; Captions. In the event that any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, the remaining provisions of this letter agreement will be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. The captions in this letter agreement are not part of the provisions of this letter agreement and will have no force or effect.

h. Section 409A. The provisions of this paragraph will only apply if and to the extent required to avoid the imposition of taxes, interest and penalties on you under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Section 409A applies to nonqualified deferred compensation which exists if an individual has a “legally binding right” to compensation that is or may be payable in a later year. In furtherance of the objective of this paragraph, to the extent that any regulations or other guidance issued under Section 409A would result in your being subject to payment of taxes, interest or penalties under Section 409A, you and the Company agree to use our best efforts to amend this letter agreement in order to avoid or limit

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the imposition of any such taxes, interest or penalties, while maintaining to the maximum extent practicable the original intent of the applicable provisions. This paragraph does not guarantee that you will not be subject to taxes, interest or penalties under Section 409A with respect to compensation or benefits described or referenced in this letter agreement.

Furthermore and notwithstanding any provision of this letter agreement to the contrary, to the extent necessary to avoid the imposition of taxes, interest and penalties on you under Section 409A, if at the time of the termination of your employment you are a “specified employee” (as defined in Section 409A), you will not be entitled to any payments upon termination of employment until the first day of the seventh month after the termination of employment and any such payments to which you would otherwise be entitled during the first six months following your termination of employment will be accumulated and paid without interest on the first day of the seventh month after the termination of employment.

i. Withholding Requirements. All amounts paid or provided to you under this letter agreement shall be subject to any applicable income, payroll or other tax withholding requirements.

j. Other Required Agreements. The effectiveness of this letter agreement is conditioned on your execution of the enclosed Confidentiality Agreement and Non-Competition and Non-Solicitation Agreement. You agree that the benefits provided in this letter agreement, as well as your continued employment, constitute sufficient consideration for your execution of the Confidentiality Agreement and Non-Competition and Non-Solicitation Agreement.

On your first day, please report to, Orlando Ashford, Chief Human Resources and Communications Officer, at 1166 Avenue of the Americas, 44th Floor at 9 a.m. Please provide him with any necessary documents as described below, including a copy of a recent pay stub to verify your previous salary.

Please acknowledge your agreement with the terms of this letter agreement by signing and dating the enclosed copy and returning it to me on or before January 9, 2012, along with your completed employment application (if not already submitted), your completed Fair Credit Reporting Act Disclosure and Authorization Statement, your signed Confidentiality Agreement and your signed Non-Competition and Non-Solicitation Agreement, in the enclosed self-addressed envelope.

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Julio A. Portalatin

Sincerely,

/s/ Daniel S. Glaser
Daniel S. Glaser
Group President and Chief Operating Officer
Marsh & McLennan Companies, Inc.

Accepted and Agreed:

/s/ Julio A. Portalatin
(Signature)

(Date)

January 3, 2012
Julio A. Portalatin

Exhibit A

Annual Base Salary	$850,000
Annual Target Bonus Opportunity
Bonus awards are discretionary. Anticipated target bonus of $1,500,000 commencing with the 2012 performance year (awarded in 2013). Actual bonus may range from 0% - 200% of target, based on achievement of performance objectives related to your performance, Mercer’s performance and/or Marsh & McLennan Companies’ performance as Marsh & McLennan Companies may establish from time to time. Notwithstanding the foregoing, the actual bonus for the 2012 performance year will be no less than $1,500,000.

Annual Target Long-Term Incentive Opportunity
Except as provided in this paragraph, long-term incentive awards are discretionary. Anticipated target grant-date value of $1,750,000. Notwithstanding the foregoing, the grant-date value of each award made in 2012 and 2013 will be no less than $1,750,000.

Cash Make-Up Award
Cash make-up award of $1,700,000. This cash award will vest and be paid to you as follows: one-half of the award within 30 days following your start date and one-half of the award on the first anniversary of your start date; provided that you remain continuously and actively employed by the Company, without having tendered a notice of resignation, through the date of each payment.

Deferred Stock Unit Sign-on Award	Deferred Stock Units (DSUs) with a grant date value of $500,000.